Exhibit 23.1

KPMG LLP

Suite 1100

1000 Walnut Street

Kansas City, MO 64106-2162

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 24, 2026, with respect to the consolidated financial statements of National Bank Holdings Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Kansas City, Missouri

May 14, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.